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                                                                   EXHIBIT 10.17


                            LEASE AGREEMENT NO E 8386

Between



1 FORTIS LEASE N.V. a limited company incorporated under the laws of Belgium, with registered office at rue des Colonies 62, 1000 Brussels, registered in the Brussels Trade Register under no 310.464, VAT no 403.269.481 represented for the purposes of this agreement by Mr ................., who have been duly authorised to act in this respect, hereinafter referred to as "Fortis Lease" or "the owner"






and:







2 XEIKON N.V., with registered office at 2640 Mortsel, Vredebaan 72 registered in the Trade Register of Antwerp under no 265.107, VAT no BE434.998.973, represented for the purposes of this agreement by
    ..........................................., who have been duly authorised to act in this respect in accordance with article <> of the Memorandum and Articles of Association and who, if so required, stand surety for
    ......................., hereinafter referred to as "the tenant"







PREAMBLE:



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In order to finance a new building for industrial purposes where it intends to carry out its activities, the tenant has applied to Fortis Lease for finance facilities under the system of property leasing as provided for in article 44, para 3, 2b of the new VAT Code and Royal Decree no 30 of 29 December 1992.

In order to make these financing facilities available, Fortis Lease will acquire the building and building rights for the land ( " droit de superficie "/ " rechtvan opstal ") and have built upon it the above-mentioned building, at the tenant's request and according to his instructions, all in accordance with the terms and conditions of a Finance Contract for Real Property Leasing No. ___ of July __, 2000 (hereinafter referred to as the "Finance Contract"). Fortis Lease will then rent the property to the tenant according to the terms and conditions detailed below.

Notwithstanding the fact that it is owner and prime contractor, Fortis Lease's involvement is purely financial. It is therefore expressly agreed that Fortis Lease will accept no responsibility whatsoever and will enter into no obligation whatsoever, other than financial, in respect of the building work, completion and use of the buildings and in respect of guarantees, including guarantees with regard to hidden defects. Fortis Lease tranfers to the tenant any rights which it possesses in these respects.

It has been agreed as follows:


ARTICLE I: SUBJECT

The tenant rents from Fortis Lease the building described in article II b) as from the date set forth in article III, for a period of 15 years, subject to payment of the rental as set out in article IV. On expiry of the lease, the tenant will have the option to purchase the building as provided for in article XIII.

ARTICLE II: RENTED PROPERTY

The lease agreement is concluded in respect of the following:

a)  a plot of land at Lier with

       part of the land registry section A no 299 with a surface area of 1 ha 2 a 80 ca part of the land registry section A no 301/F with a surface area
       9.075 m(2)

       part of the land registry section A no 300/A with a surface area
       12.906 m(2)

       part of the land registry section A no 322/A with a surface area
       17.460 m(2)

       part of the land registry section A no 322/B with a surface area
       6.660 m(2)

    , in accordance with the plan drawn up by Studiegroep Omgeving CBVA, Mr. E. Van Vaerenbergh and Mr V. De Meulder, chartered surveyors, of which a copy is enclosed. Fortis Lease has obtained building and planting rights "droit de superficie"/"recht van opstal") for 20 years on this plot from Xeikon.

    The term of the building right will be extended by 30 years if the customer is in breach with one or more of its obligations under the finance contract.

b) the building to be erected in accordance with article 4 of the finance contract concluded on ?? July 2000 between the same parties, concerning an industrial hall and offices, as further described in the agreed plans and specifications.



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If the tenant pays for any other construction works, alterations, improvements,equipment or planting, this will constitute due proof that he is the owner thereof and Fortis Lease will not oppose removal thereof, replacement thereof, or alteration thereto, even on expiry of the lease, so long as they do not qualify as fixtures and fittings and that the tenant has paid all damages caused to the land or buildings. Otherwise, they will become the property of Fortis Lease and no compensation will be due.

The land and buildings will be made available to the tenant, who will be the first occupant thereof, as new.

The building as a whole is to be used by the tenant for carrying out his industrial activities.

The tenant undertakes not to use the property for any other purposes which could result in the lease being subject to the law of 30 April 1951 on commercial leases.

ARTICLE III: DURATION

The lease is granted for a period of 15 years, as from the day following the date of provisional acceptance. If provisional acceptance does not occur on the date specified in article 7 of the Finance Contract, Fortis Lease will fix the date for the commencement of the lease at its sole discretion.

ARTICLE IV: CHARGES AND RENTAL

The lease is granted to the tenant against payment of rental as follows, payable quarterly in advance:

The aggregate of a capital repayment of BEF 8.553.367 and interest calculated on the outstanding balance at a rate of 5.59 % (based on the rates applicable on 19/4/2000).

The rental is calculated on the basis of a scheduled investment cost of BEF
1.320.000.000 and is subject to revision in accordance with the procedure laid down in article 10 of the Finance Contract.

If the rental is paid late, late interest will be charged automatically as from the due date at Fortis Bank's rate for cash advances plus 1,5%, with a minimum of 10% per annum.

The tenant will not be entitled to any refund or reduction in the rental in the event of his being deprived of all or part of his rights to the rented property, whatever the duration thereof.

All taxes whatsoever due on the rental and charges will be payable by the tenant.

ARTICLE V: EXCLUSION OF LIABILITY AND WAIVER OF RECOURSE

Fortis Lease is not liable for and the tenant waives all right of recourse or compensation deriving from any possible defects, irrespective of their nature, in the land or building, or deriving from any other legal or material conditions which delay the tenant exercising his rights of possession or impair his rights of possession.


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Fortis Lease transfers to the tenant any rights of recourse which it might have against the contractor, architect, sub-contractors, workmen, etc in respect of the damaged suffered by Fortis Lease. Fortis Lease reserves the right to take joint action in respect of damage it has suffered itself.

Fortis Lease accepts no liability whatsoever and the tenant waives all right of recourse or claims for compensation against Fortis Lease in the event of delay, impairment or withdrawal of the rights of possession. The same applies to any claims put forward by third parties in respect of the property.

ARTICLE VI: MAINTENANCE AND REPAIRS

Fortis Lease is not liable for any repairs whatsoever, whatever their nature or extent. The tenant will maintain the land and buildings and will make all the necessary repairs to ensure that the property is maintained in good condition and fit for occupation, irrespective of whether such repairs are necessitated by unforeseeable cicumstances or for reasons of force majeure. The tenant will also carry out any rebuilding work required to maintain the property in good conditon and fit for occupation.

If the tenant fails to respect these commitments, Fortis Lease may have the necessary maintenance and repair work carried out at the tenant's expense, subject to the tenant failing to remedy the situation within one month of formal notice to this effect being sent by registered letter.

Fortis Lease will have the right to have the rented property inspected at any time on days and at times to be agreed.

ARTICLE VII: CHARGES AND TAXES

The tenant will be liable for all charges without restriction, and will discharge Fortis Lease from all liability in this respect.

Any taxes (with exception of income taxes) or levies, present or future, which will be paid by Fortis Lease in accordance with the present contract, during the contract, at its termination, when the purchase option or relocation option is taken, during or at the end of the relocation, will be charged to the tenant.

The tenant will also be liable for all property tax, surtaxes and any other taxes whatsoever levied or to be levied on the rented property and due to the State or any other authority, any rates, and any taxes levied on the business (in respect of staff, energy supplies etc).

ARTICLE VIII: AUTHORISATIONS

Both before and during the validity period of the lease, the tenant will, at his own expense, complete all the necessary formalities to obtain the authorisations required to operate a business and in general to obtain all the statutory authorisations required to implement this agreement. If necessary, Fortis Lease will give the tenant power of attorney for this purpose; Fortis Lease assumes no liability whatsoever in this respect.


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ARTICLE IX: INSURANCE

The tenant will enter into the following insurance policies with an insurance company approved by Fortis Lease:

1   Contractors' all risks insurance.
    The policy must be concluded one month prior to the works being started.

2   Insurance covering all risks of fire "FLEXA".
    The policy must be effective on provisional acceptance of the works.

2   Legal and operational liability insurance.
    The policy must be effective on provisional acceptance of the works.

These policies will be taken out on both the tenant's and Fortis Lease's behalf.

The tenant will be solely responsible for paying the insurance premiums.

The parties to this agreement will refer to article 13 of the Finance Contract.

ARTICLE X: RIGHTS IN RESPECT OF THE RENTED PROPERTY

The tenant will have the benefit of all positive easements as well as the apparent, latent, permanent and temporary easements to which the property gives entitlement or to which the property is subject, without recourse against Fortis Lease, and without this clause being construed in such a way as to give any person whatsoever more rights than those deriving from valid title or statutory provisions.

Fortis Lease undertakes not to grant easements on the property without written notice (by registered mail) of the tenant's agreement.

The tenant will reimburse Fortis Lease for any costs entailed by judicial or other matters, any compensation or other costs which Fortis Lease might incur to recover unrestricted ownership of the property, with vacant possession and free from any charges or encumbrances.

ARTICLE XI: OUTFITTING OF THE PREMISES

The parties refer to article 4 of the Finance Contract.

ARTICLE XII: EXTENSIONS

The tenant may acquire the neighbouring buildings and plots of land and have buildings erected on the said plots, on condition that these purchases and buildings do not reduce the value of the rented property in any way whatsoever. In such cases, the tenant will inform Fortis Lease of his intentions. If the tenant requires financing, he will give Fortis Lease preference, provided that better conditions are not offered elsewhere.

ARTICLE XIII: OPTION TO PURCHASE



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On condition that he has met all his obligations, the tenant will have an option to purchase the building at the end of the lease.

The option to purchase must be exercised at the latest six months prior to the expiry of the lease, by registered letter.

The purchase price is set at the amount of BEF 806.798.000 (eight hundred and six million seven hundred and ninety eight thousand Belgian Francs) corresponding to the estimated fair market value of the building at the Lease Expiry Date as confirmed by the appraisal dated June 15, 2000 of JOB-BOTTEQUIN N.V. [appraiser] (the "Purchase Option Price"); all taxes, duties, charges and fees entailed by taking up the option and concluding the deed of sale will be paid solely by the tenant.

The notarial deed should be concluded three months after the expiry of the lease. The price and charges will be paid on the day the deed is executed.

The option may be exercised, and the building purchased, by any person appointed by the tenant, but the tenant will remain jointly and severally liable for payment of the Purchase Option Price, charges, taxes and duties.

By exercising the option the tenant enters into an obligation to assume in his name and on his behalf all the rights and obligations deriving from the insurance policies which Fortis Lease has entered into in respect of the property. The tenant waives all right of recourse against Fortis Lease in respect of any defects in the property sold.

If the tenant does not wish to purchase the property it may elect the option to remarket the property as provided in Article 11 of the Finance Contract or else continue renting the property with the consent of Fortis Lease in accordance with the terms and conditions set forth in Article 11 of the Finance Contract.

If neither the option to purchase the building nor the option to remarket the building or to continue to rent the building are exercised by the tenant by the date six months prior to the date of expiration of the Lease (and, in the latter case, if the tenant and Fortis Lease shall not have agreed by such date upon mutually acceptable terms and conditions for the renewal of the rental), the tenant shall be deemed to have exercised the purchase option.

The parties refer to Article 11 of the Finance Contract.

ARTICLE XIV: ADJUSTMENTS

If any future laws or regulations prohibit certain charges, costs or taxes from being paid by the tenant, the parties agree that the rental will be adjusted in such a way as to compensate Fortis Lease fully for any amounts disbursed, in accordance with the spirit of the property leasing agreement.

ARTICLE XV



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The parties elect address for service as given above. Any writs or summonses may be validly served to those addresses. However, the owner reserves the right to serve such notices to the last address provided by the tenant.

Done in <> on <>
in two copies, each party acknowledging receipt of its copy.






                                                  N.V. FORTIS LEASE
represented by                                    represented by



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